Exhibit 10(dd)(4)

CENTERPOINT ENERGY, INC.
STOCK PLAN FOR OUTSIDE DIRECTORS
(As Amended and Restated Effective May 7, 2003)
Third Amendment

WHEREAS, CenterPoint Energy, Inc., a Texas corporation, maintains, and shareholders of the Company have approved, the CenterPoint Energy, Inc. Stock Plan for Outside Directors, as amended and restated effective May 7, 2003, and as thereafter amended (the "Plan"); and

WHEREAS, the Company has reserved the right under Section 6.1 to amend the plan; and
WHEREAS, the Company desires to amend the Plan to modify the method of determining the number of shares of common stock, par value $0.01 per share, of the Company ("Common Stock") that may be awarded to participants in the Plan;

NOW, THEREFORE, in consideration of the foregoing, the Plan is hereby amended, effective January 1, 2015, as follows:

1.Article II of the Plan is hereby amended to add two new definitions thereto as follows:

'"FAIR MARKET VALUE' means, as of a particular date, (i) if shares of Common Stock are listed on a national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the date immediately preceding the date on which such a sale was so reported, (ii) if the Common Stock is not so listed, the average of the closing bid and asked price on that date, or, if there are no quotations available for such date, on the date immediately preceding the date on which such quotations shall be available, as reported by an inter-dealer quotation system, (iii) if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose, or (iv) if none of the above are applicable, the fair market value of a share of Common Stock as determined in good faith by the Board."

"'STOCK AWARD AMOUNT' means a number of shares of Common Stock equal to (i) a dollar amount determined by the Board in its discretion divided by (ii) the Fair Market Value of the Common Stock on the relevant award date, rounded to the nearest whole share."

2.	Section 5.1 of the Plan is hereby amended to read as follows:

"5.1 Initial Awards: On or after the date an individual first becomes an Outside Director, at the discretion of the Board, such Outside Director may be granted a one-time, initial Stock Award consisting of the right to receive the number of shares of Common Stock equal to the Stock Award Amount, as determined by the Board, with such award subject to the terms, conditions and limitations set forth in this Plan; provided, however, that such Outside Director is then in office as of the grant date of such initial Stock Award. Any Stock Award under this Section 5.1 shall be in addition to, and not in lieu of, any Stock Award granted under Section 5.2."

3.	Section 5.2 of the Plan is hereby amended to read as follows:

"5.2 Annual Awards: As of each Annual Award Date, at the discretion of the Board, each Outside Director then in office may be granted a Stock Award consisting of the right to receive the number of shares of Common Stock equal to the Stock Award Amount, as determined by the Board, with such awards subject to the terms, conditions and limitations set forth in this Plan."
IN WITNESS WHEREOF, CenterPoint Energy, Inc. has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, on this 28th day of December, 2014, and effective as of January 1, 2015.

CENTERPOINT ENERGY, INC.

By	/s/ Scott M. Prochazka
Scott M. Prochazka
President and Chief Executive Officer

ATTEST:

/s/ Vincent A. Mercaldi
Vincent A. Mercaldi
Assistant Corporate Secretary